Exhibit 3.23(b)

FIRST AMENDMENT TO THE
OPERATING AGREEMENT OF
LGI HOMES AZ SALES, LLC

Pursuant to Section 13 of the Company Agreement of LGI HOMES AZ SALES, LLC, an Arizona limited liability company (the “Company”), entered into effective December 1, 2011 (the “Original Agreement”), the undersigned, being the sole Member of the Company, hereby amends the Original Agreement as follows:

1.	Amendments to Section 10. Section 10 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“The Company shall be manager-managed by a Principal Manager and a Broker Manager. The sole Principal Manager shall be LGI Homes Group, LLC, a Texas limited liability company and sole Member of the Company as of the date hereof. The initial Broker Manager shall be Tracy A. Norton. The Broker Manager’s authority to act as a Manager shall be effective only upon (i) the Broker Manager’s becoming licensed as a designated broker pursuant to Arizona law; and (ii) the Company’s obtaining a broker’s license pursuant to Arizona law. As a Manager, the Broker Manager shall only have the authority to (i) perform those functions required to be performed by a designated broker pursuant to Arizona law; and (ii) perform those other functions to the extent authority is granted by the Principal Manager and then only in accordance with the rules and procedures set by the Principal Manager as such my be amended by the Principal Manager. Subject to the foregoing limitations, (I) the Principal Manager shall have the authority to execute documents and take action on behalf of the Company and all other persons may rely on the authority of the Managers; and (ii) the Principal Manager shall have all of the powers and dutiesof Manager set forth in the Act and this Agreement. The Sole Member may at any time in its sole discretion remove a Manager, may replace a Manager who has died, is unable to act by reason of illness or injury, has resigned or is removed, and may appoint one or more additional Managers. The Manager may appoint one or more officers (“Officers”) of the Company as the Manager so determines.”

2.	Amendment to Section 11. Section 11 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“The Sole Member shall not be liable for the acts, debts, liabilities or obligations of the Company, including any such arising under this Agreement. To the fullest extent permitted by Arizona law as it now exists or hereafter may be amended, the Company shall indemnify the Principal Managers, the Broker Manager and the Officers of the Company against all expenses and liabilities, including attorneys’ fees, reasonably incurred by or imposed upon him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal, to which he or she is or was a party or is threatened to be made a party by reason of the fact that he or she is or was a Manager or Officer of the Company save and except for any expenses or liabilities arising from the Manager’s or Officer’s gross negligence, willful misconduct or fraud or failure to act in good faith with a reasonable belief that such person’s conduct business within the scope of authority provided by this Agreement. The foregoing rights of indemnification are limited as required by Arizona law, but shall be in addition to and not exclusive of all of the rights to which such persons may be entitled at law or otherwise. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any indemnification rights of a Manager or Officers of the Company existing at the time of such repeal or modification.”

3.	Remaining Provisions Unchanged. Except as amended by this First Amendment, all terms and provisions of the Original Agreement shall remain in full force and effect.

4.	Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Original Agreement.

5.	Governing Law. THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ARIZONA WITHOUT REGARD TO PRINCIPALS OF CONFLICTS OF LAWS.

6.
Severability.  If any provision of this First Amendment or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of the Original Agreement, as amended by this First Amendment, shall not be affected and shall be enforceable to the fullest extent permitted by applicable law.

DATED AND EFFECTIVE as of this   3  day  of June, 2016.

SOLE MEMBER:

LGI HOMES GROUP, LLC

By:	/s/ Eric T . Lipar
Eric T . Lipar, Manager

[First Amendment to the Operating Agreement of
LGI Homes AZ Sales, LLC]